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                                                                      Exhibit 15

December 8, 1998
The Stockholders and Board of Directors
First Data Corporation



We are aware of the incorporation by reference in the Registration Statement on Form S-8 of First Data Corporation for the registration of 22,000,000 shares of its common stock pertaining to its 1992 Long-Term Incentive Plan, of our reports dated May 7, 1998, August 10, 1998 and November 11, 1998 relating to the unaudited consolidated interim financial statements of First Data Corporation included in its Forms 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                          /s/ Ernst & Young LLP